Exhibit 99.1

News for Immediate Release

Contact:

Lee Jacobson

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

First Marblehead Announces Third Quarter Fiscal 2009 Results

BOSTON, MA, April 28, 2009 — The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for the third quarter of fiscal 2009 and for the nine-month period ended on March 31, 2009.

Total revenues for the third quarter of fiscal 2009 were $(130.6) million, as compared to $(251.8) million for the same period last year.  Service revenues for the third quarter of fiscal 2009 reflected the previously announced sale of the company’s subsidiary NC Residuals Owners Trust, which resulted in a decrease in residuals receivable of approximately $134.5 million.  NC Residuals Owners Trust held residual interests in all fifteen of the National Collegiate Student Loan Trusts that the company had facilitated.  As a result of non-cash, pre-tax adjustments, the estimated fair value of the company’s remaining service receivables decreased by an additional $5.9 million during the third quarter of fiscal 2009, as compared to a total decrease of approximately $291.1 million during the third quarter of fiscal 2008.

The net loss for the third quarter of fiscal 2009 was $140.7 million, or $1.42 per share, compared to a net loss of $229.6 million, or $2.36 per share, for the same period last year.  Non-interest expenses, excluding the $47.6 million unrealized loss on education loans held for sale, decreased $96.1 million or 78% from the same period last year as a result of the company’s expense reduction initiatives.

Total revenues for the nine-month period ended March 31, 2009 were $(301.6) million, a decrease from $5.0 million for the same period last year.  The company completed two securitization transactions with revenues totaling $319.1 million in the first nine months of fiscal 2008.  The company did not complete any securitizations in the first nine months of fiscal 2009.  Revenues also decreased between periods as a result of the sale of NC Residuals Owners Trust.  The net loss for the nine-months ended March 31, 2009 was $326.9 million, or $3.30 per share, compared with a net loss of $178.4 million, or $1.88 per share, for the same period last year.

The company ended the quarter with $184.8 million in cash, cash equivalents and investments.  The sale of NC Residuals Owners Trust is expected to generate a cash refund for taxes previously paid, and the company recorded a net income tax receivable of approximately $170.0 million at March 31, 2009.  Net operating cash usage* for the quarter ended March 31, 2009 was approximately $13.5 million compared to approximately $15.0 million for the prior quarter. (See below under the heading “Use of Non-GAAP Financial Measures.”)

About The First Marblehead Corporation — First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital market services for student loan programs. First

Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans, please see www.SmartBorrowing.org.  For more information, go to www.firstmarblehead.com.

Statements in this press release, including the tables, regarding First Marblehead’s future financial and operating results, liquidity and any potential tax refund, as well as any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our historical performance, the historical performance of the securitization trusts that we have facilitated and on our plans, estimates and expectations as of April 28, 2009.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved.  You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, including the performance of securitization trusts and resulting cash flows, facilitated loan volumes or financing-related revenues, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: our ability to structure securitizations or alternative financings; the size, structure and timing of any securitizations or alternative financings; U.S. federal or state income tax consequences, which are complex and uncertain, relating to the transfer of the trust certificate of NC Residuals Owners Trust and the asset services agreement between the purchaser and the company (collectively, the “Transactions”); any investigation, audit, claim, action or suit relating to Transactions, including any such proceeding initiated by the Internal Revenue Service relating to the federal income tax treatment of any aspect of the Transactions;  developments in the bankruptcy proceedings of The Education Resources Institute, Inc. (TERI), including with regard to the challenges to the enforceability of security interests of securitization trusts; the demand for, and market acceptance of, loan programs that we develop, including our success in providing such products to former, current and prospective clients; the inability of TERI to meet its guaranty obligations, or rejection of its guaranty agreements with regard to loans held by the securitization trusts; degradation of credit quality or performance of the loan portfolios of the securitization trusts; the estimates we make and the assumptions on which we rely in preparing our financial statements, including with respect to the valuation of our loans held for sale; continued variance between the actual performance of securitization trusts and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenues; and the other factors set forth under the caption “Part II - Item 1A. Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2009.  Important factors that could cause or contribute to differences between the actual performance of the securitization trusts and our key assumptions include economic, regulatory, competitive and other factors affecting prepayment, default and recovery rates on the underlying securitized loan portfolio; capital market receptivity to private student loan asset-backed securities; trust expenses; and interest rate trends, including with regard to auction rate notes.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and nine month periods ended March 31, 2009 and 2008

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
Service revenues:
Up-front structural advisory fees	$—	$984	$—	$179,050
Additional structural advisory fees:
From new securitizations	—	—	—	24,304
Trust updates	(4,063)	(13,684)	(51,466)	(21,600)
Total additional structural advisory fees	(4,063)	(13,684)	(51,466)	2,704

Residuals
From new securitizations	—	—	—	116,972
Trust updates	(136,366)	(277,430)	(285,604)	(451,284)
Total residuals	(136,366)	(277,430)	(285,604)	(334,312)

Processing fees from TERI	258	25,328	2,888	108,857

Administrative and other fees	3,757	5,217	12,158	30,107

Total service revenues	(136,414)	(259,585)	(322,024)	(13,594)

Net interest income	5,798	7,797	20,409	18,571

Total revenues	(130,616)	(251,788)	(301,615)	4,977

Non-interest expenses:
Compensation and benefits	8,782	27,670	34,334	79,407
General and administrative expenses	18,606	95,877	62,593	214,947
Unrealized loss on loans held for sale	47,584	—	98,114	—
Total non-interest expenses	74,972	123,547	195,041	294,354

(Loss) before income taxes	(205,588)	(375,335)	(496,656)	(289,377)

Income tax (benefit)	(64,934)	(145,785)	(169,718)	(110,972)

Net (loss)	$(140,654)	$(229,550)	$(326,938)	$(178,405)

Net (loss) per share, basic	$(1.42)	$(2.36)	$(3.30)	$(1.88)
Net (loss) per share, diluted	(1.42)	(2.36)	(3.30)	(1.88)
Cash dividends declared per share	—	—	—	0.395
Weighted average shares outstanding, basic	99,121	97,103	99,067	94,691
Weighted average shares outstanding, diluted	99,121	97,103	99,067	94,691

-more-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2009 and June 30, 2008

(Unaudited)

(amounts in thousands)

	March 31, 2009	June 30, 2008
Assets
Cash, cash equivalents and investments	$184,792	$140,909
Federal funds sold	25,089	80,215
Loans held for sale	417,145	497,324
Service receivables:
Structural advisory fees	60,846	113,842
Residuals	7,651	293,255
Processing fees from TERI	85	4,086
Total service receivables	68,582	411,183

Property and equipment, net	23,833	37,681

Goodwill	—	1,701
Intangible assets, net	2,139	1,956
Other prepaid expenses	6,687	15,377
Mortgage loans held to maturity, net	9,909	10,754
Income taxes receivable	169,960	—
Other assets	5,880	3,798
Total assets	$914,016	$1,200,898

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$132,096	$244,113
Education loan warehouse facility	246,050	242,899
Other short-term borrowings	55,000	—
Accounts payable and accrued expenses	28,246	20,543
Income taxes payable	—	31,275
Net deferred income tax liability	2,928	10,385
Other liabilities	9,695	14,071
Total liabilities	474,015	563,286

Commitments and contingencies

Stockholders’ equity	440,001	637,612
Total liabilities and stockholders’ equity	$914,016	$1,200,898

-more-

The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivables

(Dollars in Thousands)

	Three Months Ended	Nine Months Ended
	March 31, 2009	March 31, 2009
Structural Advisory Fees Receivable
Beginning of period balance	$64,935	$113,842

Cash received from trust distributions	(26)	(1,530)

Trust updates:
Passage of time (fair value accretion)	1,985	7,415
Decrease in average prepayment rate	769	3,127
Increase in discount rate assumptions	(2,925)	(23,114)
Increase in timing and average default rate	(2,634)	(8,798)
Increase in auction rate notes spread	—	(13,087)
Increase (decrease) in forward libor curve	2,590	(16,941)
Other factors, net	(3,848)	(68)
Net trust updates	(4,063)	(51,466)

End of period balance	$60,846	$60,846

Residuals Receivable

Beginning of period balance	$144,017	$293,255

Trust updates:
Passage of time (fair value accretion)	355	20,107
Decrease to reflect disposition	(134,481)	(134,481)
Decrease in average prepayment rate	—	11,336
Increase in discount rate assumptions	—	(83,634)
Increase in timing and average default rate	—	(50,108)
Increase in auction rate notes spread	—	(31,779)
Increase (decrease) in forward libor curve	14	(22,099)
Other factors, net	(2,254)	5,054
Net trust updates	(136,366)	(285,604)

End of period balance	$7,651	$7,651

Note: Factors affecting the valuation of structural advisory fees and residuals receivables include changes, if any, to the assumptions we use in estimating the fair value of these receivables.  In light of conditions in the asset-backed securities market and our ongoing evaluation of actual trust performance, we changed certain assumptions used to determine the fair value of our residual and structural advisory fee receivables at March 31, 2009.  We continue to monitor the performance of trust assets against our expectations, as well as other inputs necessary to estimate the present value of our structural advisory fee and residuals receivables.  We will make such additional adjustments to our estimates as we believe are necessary to value properly our receivables balances at each balance sheet date.

*Use of Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (“GAAP”), the company has included in this press release  an additional financial metric, “net operating cash usage,” that was not prepared in accordance with GAAP.  Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why a non-GAAP financial metric is relevant to management and investors.

First Marblehead believes that the inclusion of the non-GAAP financial metric helps investors to gain a better understanding of the company’s quarterly results, including non-interest expenses, and quarter-end liquidity position, particularly in light of ongoing capital markets dislocations that have prevented the company from accessing the securitization markets.  Management uses the non-GAAP financial metric, in addition to GAAP financial measures, as a basis for measuring and forecasting the company’s core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measure is also used by management in its financial and operational decision-making.

There are limitations associated with reliance on the non-GAAP financial measure because it is specific to First Marblehead’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  Nevertheless, by providing both GAAP and non-GAAP financial measures, the company believes that investors are able to compare the company’s GAAP results to those of other companies while also gaining a better understanding of the company’s operating performance, consistent with management’s evaluation.

First Marblehead defines “net operating cash usage” to mean approximate cash used in operations, before tax payments.  In accordance with the requirements of Regulation G promulgated by the Securities and Exchange Commission, the table below presents the most directly comparable GAAP financial measure, loss before income tax benefit for the three months ended March 31, 2009 and December 31, 2008, and reconciles the non-GAAP financial metric to the comparable GAAP measure:

	Three Months Ended
	(in thousands)
	3/31/2009	12/31/2008
Loss before income tax benefit	$(205,588)	$(145,233)
Depreciation and amortization	4,214	4,680
Stock-based compensation expense	1,587	1,675
Unrealized loss on loans held for sale	47,699	29,424
Prepaid default prevention expense	3,806	2,724
Cash receipts from student loans	4,692	3,592
Cash receipts from trust distributions	26	27
Interest income from student loans	(8,547)	(11,311)
Residuals receivable trust updates	136,366	69,082
Additional structural advisory fee trust updates	4,063	29,513
Capital lease payments	(897)	(905)
Other, Net	(966)	1,701
Non-GAAP net operating cash usage	$(13,545)	$(15,031)

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© 2009 First Marblehead